As filed with the Securities and Exchange Commission on August 15, 2006
Registration No. 333-[______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Community Properties Trust
(Exact name of Registrant as specified in its Charter)

Maryland	52-2058165
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

222 Smallwood Village Center
St. Charles, Maryland 20602
(301) 843-8600
(Address of principal executive office)

American Community Properties Trust
Employees’ Share Incentive Plan
and
American Community Properties Trust
Trustees’ Share Incentive Plan
(Full title of the Plans)

J. Michael Wilson
Chairman and Chief Executive Officer
American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602
(301) 843-8600
(Name, address and telephone number of agent for service)

Copies to:
James E. Showen, Esq.
Kevin L. Vold, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	260,000 shares	$19.81	$5,150,600	$551.11

(1)
208,000 shares of American Community Properties Trust common stock, par value $.01 per share (“Common Stock”), are being registered pursuant to the American Community Properties Trust Employees’ Share Incentive Plan and 52,000 shares of Common Stock are being registered pursuant to the American Community Properties Trust Trustees’ Share Incentive Plan.

(2)
Pursuant to Rule 416(a) of the Securities Exchange Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.

(3)
Calculated pursuant to Rule 457(c) of the Securities Act on the basis of $19.81 per share, which was the average of the high and low prices of the Common Stock as quoted on the American Stock Exchange on August 10, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

American Community Properties Trust (the “Company”) will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to American Community Properties Trust, 222 Smallwood Village Center, St. Charles, Maryland 20602, attention: Investor Relations, telephone number (301) 843-8600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate information into this Registration Statement by reference, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Registration Statement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the Commission after the date of this Registration Statement. This Registration Statement incorporates by reference the documents set forth below, the file number for each of which is 001-14369, that have been previously filed with the Commission:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2005 filed with the Commission on April 3, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 as filed with the Commission on May 15, 2006 and August 11, 2006, respectively;

•	our Current Report on Form 8-K filed with the Commission on March 10, 2006; and

•
the description of our common stock incorporated by reference to our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of our common stock contained in our Registration Statement on Form S-11 (Reg. No. 333-58835), and all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this Registration Statement additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Registration Statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings through the Commission’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The filings with the Commission are also available to the public from commercial document retrieval services and are also available, without charge, at the Internet website maintained by the Commission at http://www.sec.gov. Documents incorporated by reference are also available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Registration Statement, by requesting them in writing, by telephone or via the Internet at:

American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602
Attention: Investor Relations
(301) 843-8600
Internet Website: www.acptrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

Item 6.	Indemnification of Directors and Officers.

The Company's Restated Declaration of Trust provides that, to the fullest extent permitted by Maryland law, trustees of the Company will not be liable to the Company or its shareholders for monetary damages for any act or omission occurring in their capacity as a trustee. Maryland law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) actual receipt of an improper benefit or profit in money, property, or services or, (ii) actions or failures to act that are the result of active and deliberate dishonesty and that are material to the cause of action, a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law.

The Company's Restated Declaration of Trust and its Bylaws grant mandatory indemnification to trustees and officers of the Company to the fullest extent authorized under Maryland law. The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

The above discussion of the Company's Restated Declaration of Trust and Bylaws and of the Maryland law is not intended to be exhaustive and is qualified in its entirety by the Restated Declaration of Trust and Bylaws and the Maryland law.

The Company maintains trustee and officer liability insurance providing insurance protection for specified liabilities under specified terms.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company, the Company has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.   Exhibits.

 The Exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.   Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Charles, State of Maryland, on August 15, 2006.

American Community Properties Trust (Registrant)

By:	/s/ J. Michael Wilson

J. Michael Wilson
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of American Community Properties Trust, a Maryland corporation, do hereby constitute and appoint J. Michael Wilson and Cynthia L. Hedrick our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on August 15, 2006.

Signature	Title

/s/ J. Michael Wilson J. Michael Wilson	Chairman, Chief Executive Officer and Trustee

/s/ Edwin L. Kelly Edwin L. Kelly	President, Chief Operating Officer and Trustee

/s/ Thomas J. Shafer Thomas J. Shafer	Trustee

/s/ T. Michael Scott T. Michael Scott	Trustee

/s/ Antonio Ginorio Antonio Ginorio	Trustee

/s/ Thomas S. Condit Thomas S. Condit	Trustee

/s/ Cynthia L. Hedrick Cynthia L. Hedrick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Matthew M. Martin Matthew M. Martin	Vice President and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Reference
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.	Filed herewith
23.1	Consent of Hogan & Hartson L.L.P.	Included in Exhibit 5.1
23.2	Consent of Ernst & Young LLP.	Filed herewith
24.1	Powers of Attorney.	Included on signature page
99.1	American Community Properties Trust Employees’ Share Incentive Plan.	Exhibit 10.5 to form S-4
99.2	American Community Properties Trust Trustees’ Share Incentive Plan.	Exhibit 10.5 to form S-4